N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD,
 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Strategic Growth Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		105,494  	0.1482		690,197		27.41
Class B		0           	0.0000		61,778  	26.04
Class C		3,965         	0.0155		254,660		26.01
Class I		3,209,938	0.1848		16,267,647	27.68
Class IS	30,744  	0.1198		240,049		27.33
Class R		2,162         	0.1572		16,550       	27.36